As filed with the Securities and Exchange Commission on August 28, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NETRATINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7389	77-0461990
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

890 Hillview Court, Suite 300
Milpitas, CA 95035
(408) 957-0699
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1998 Stock Plan
1999 Employee Stock Purchase Plan and
Options Assumed By NetRatings, Inc. and Granted Under the ACNielsen eRatings.com 2002 Option Plan
(Full title of the Plans)

William Pulver
President and Chief Executive Officer
NetRatings, Inc.
890 Hillview Court, Suite 300
Milpitas, CA 95035
(408) 957-0699
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

PAUL A. BLUMENSTEIN, Esq. Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, CA 94301-1875 (650) 833-2000	JASON L. GRAY, Esq. NetRatings, Inc. 890 Hillview Court, Suite 300 Milpitas, CA 95035 (408) 957-0699

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1998 Stock Plan Common Stock, par value $0.001	2,000,000 shares	$5.35	$10,700,000	$984.40

Assumed Options under ACNielsen eRatings.com 2002 Option Plan Common Stock, par value $0.001	25,708 shares	$106.83	$2,746,385.64	$252.67

1999 Employee Stock Purchase Plan Common Stock, par value $0.001	131,794 shares	$4.55	$599,662.70	$55.17

	2,157,502 shares			$1,292.24

(1)	The securities to be registered include options to acquire Common Stock.
(2)	Pursuant to Rule 416 (a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)
Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to shares under the 1998 Stock Plan, the price is based upon the average of the high and low prices of the registrant’s Common Stock on August 23, 2002, as reported in the Nasdaq National Market. As to shares under the 1999 Employee Stock Purchase Plan, the price is based upon 85% of the average of the high and low prices of the registrant’s Common Stock on August 23, 2002 as reported on the Nasdaq National Market. As to shares subject to outstanding but unexercised options assumed by registrant under the ACNielsen eRatings.com 2002 Option Plan, the price is computed on the basis of the weighted average exercise price.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Information Incorporated by Reference.

The following documents and information previously filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)
The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), containing audited financial statements for the Registrant's latest fiscal year ended December 31, 2001 as filed with the Securities and Exchange Commission (File No. 000-27907).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on November 2, 1999 under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d)
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary under Delaware law. Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933 (the “Securities Act”). The Registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California on August 28, 2002.

NETRATINGS, INC.

By:	/s/ TODD SLOAN
Todd Sloan Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Pulver and Todd Sloan, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ WILLIAM PULVER William Pulver	Director, President and Chief Executive Officer	August 28, 2002

/s/ TODD SLOAN Todd Sloan	Senior Vice President, Corporate Development Chief Financial Officer and Secretary (Principal Financial And Accounting Officer)	August 28, 2002

/s/ JOHN A. DIMLING John A. Dimling	Director and Chairman of the Board	August 28, 2002

/s/ MICHAEL P. CONNORS Michael P. Connors	Director	August 28, 2002

/s/ JEFFREY E. EPSTEIN Jeffrey E. Epstein	Director	August 28, 2002

/s/ JAMES J. GEDDES, JR. James J. Geddes, Jr.	Director	August 28, 2002

/s/ DAVID H. HARKNESS David H. Harkness	Director	August 28, 2002

/s/ D. SCOTT MERCER D. Scott Mercer	Director	August 28, 2002

/s/ ARTHUR F. KINGSBURY Arthur F. Kingsbury	Director	August 28, 2002

/s/ THOMAS A. MASTRELLI Thomas A. Mastrelli	Director	August 28, 2002

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

4.1(1)	Amended and Restated Certificate of Incorporation of Registrant

4.2(2)	Bylaws of Registrant

5	Opinion of Gray Cary Ware & Freidenrich LLP, as to the legality of securities being registered (Counsel of the Registrant)

23.1	Consent of Independent Auditors

23.2	Consent of Counsel (contained in Exhibit 5 hereto)

24	Power of Attorney (see page II-4)

(1)	Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File No. 333-87717), effective December 8, 1999 (the “Registration Statement”).

(2)	Incorporated by reference to Exhibit 3.4 to the Registration Statement.

(3)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(4)	Incorporated by reference to Exhibit 10.3 to the Registration Statement.